Exhibit 99.1

Marchex Announces the Voluntary Conversion of Additional Shares of 4.75% Convertible Preferred Stock

SEATTLE, WA – March 15, 2006 - Marchex, Inc. (NASDAQ: MCHX, MCHXP), today announced that it has entered into privately negotiated and unsolicited transactions with certain holders of the company’s outstanding 4.75% convertible preferred stock, $0.01 par value per share, in which such holders voluntarily converted such shares of preferred stock into shares of Class B common stock, $0.01 par value per share, at a conversion rate of $24.50 per share (equivalent to a conversion rate of approximately 10.2041 shares of Class B common stock for each share of preferred stock: the “Initial Conversion Price”) and received a cash payment from the company of $12.00 per share of preferred stock in order to induce such early conversions.

These transactions closed on March 15, 2006 and converted approximately 80,848 shares of the company’s preferred stock into approximately 824,978 shares of Class B common stock. Marchex previously reported the voluntary conversion of approximately 7,015 shares of preferred stock into approximately 71,581 shares of the company’s Class B common stock at the Initial Conversion Price as of January 20, 2006. Following the conversions announced today, approximately 142,137 shares of preferred stock remain outstanding.

Marchex may enter into similar transactions from time to time with certain other holders of preferred stock if the company is able to do so on acceptable terms and depending on capital market conditions.

About Marchex, Inc.

Marchex’s (www.marchex.com) mission is to be a leader in delivering vertical and local online traffic to merchants. The company is focused on search marketing, local search, and direct navigation. Marchex’s platform of integrated performance-based advertising and search marketing services enables merchants to efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and selected Web properties.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, acquisitions, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC.

For further information, please contact:

Press:

Mark S. Peterson

VP of Public Relations

Marchex, Inc.

206-331-3344

mark@marchex.com

Investor Relations:

Trevor Caldwell

VP of Investor Relations & Strategic Initiatives

Marchex, Inc.

206-331-3316

tcaldwell@marchex.com

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